Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (No. 333-62871) on Form S-8 of our report dated June 20, 2012 with respect to the statements of net assets available for benefits of Berry Petroleum Company as of December 31, 2011 and 2010, the related statement of changes in net assets available for benefits for the year ended December 31, 2011, and the related supplemental schedule of Schedule H, Part IV Line 4i — Schedule of Assets (Held at End of Year), which report appears in the December 31, 2011 Annual Report on Form 11-K of the Berry Petroleum Company Thrift Plan.

/s/ Ehrhardt Keefe Steiner & Hottman PC
Ehrhardt Keefe Steiner & Hottman PC

June 20, 2012
Denver, Colorado